EXHIBIT 99.1
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Contact:  JUDY MCOSTRICH
          Insightful Corporation
          (206) 283-8802 ext. 356
          jmcostrich@insightful.com

INSIGHTFUL ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER AND APPOINTMENT OF INTERIM CHIEF EXECUTIVE OFFICER

SEATTLE - October 1, 2003 - INSIGHTFUL CORPORATION (NASDAQ: IFUL), a leading provider of software solutions for analysis of numerical and text data, today announced the resignation of the company's Chief Executive Officer, Shawn Javid, and the appointment of Jeff Coombs to the position of interim Chief Executive Officer.

The Insightful Board of Directors accepted Shawn Javid's resignation after seven years of his service with the company. "On behalf of the Board, shareholders and employees, I would like to extend my sincere thanks and appreciation for all of Shawn's hard work and dedication over the past seven years," said Samuel Meshberg, Chairman of the Board. "We all wish him continued success in the years ahead."

The board of directors appointed Jeff Coombs, the company's Senior Vice President of Sales and Marketing, as the interim Chief Executive Officer.

"I am confident of a smooth transition given Jeff's intimate familiarity with our strategy together with his sales and marketing experience at Insightful, Acta, Business Objects, and Informix," said Shawn Javid. "I am optimistic about Insightful's future and believe that it is an ideal time for me to move on to pursue new opportunities."


ABOUT INSIGHTFUL
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Insightful  Corporation  (NASDAQ:  IFUL) provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access


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enabling  clients  to gain intelligence from numerical and text data. Insightful products include InFact(R), Insightful Miner, S-PLUS(R), StatServer(R), and S-PLUS Analytic Server(R). Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The company has been delivering industry-leading, high-ROI solutions for 16 years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions. Headquartered in Seattle, Insightful has offices in New York City, North Carolina, France, Switzerland, and the United Kingdom with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.


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NOTE TO INVESTORS - FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about future performance. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons. More detailed information regarding these and other factors that could affect actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2002. You should not unduly rely on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.


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